[Letterhead of Mantyla McKeynolds]




August 25, 2000

Richard Surber, President
CyberAmerica Corporation
268 West 400 South, Suite 300
Salt Lake City, UT 84101

Dear Mr. Surber:

This will confirm our understanding of the arrangements for our audit of the financial statements of CyberAmerica Corporation for the year ended December 31, 2000, and other services to be performed in conjunction with compliance reporting under rules promulgated by the Securities and Exchange Commission ("SEC"). Please be advised that our audit report may not be included with any filings with the SEC, or circulated to any other parties/entities, without our review of such documents into which you intend to incorporate our report, and our express written consent to include our report in such documents.

The objective of our audit is the expression of an opinion about whether your financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles. Our audit will be conducted in accordance with generally accepted auditing standards and will include tests of your accounting records and other procedures we consider necessary to enable us to express such an opinion. If our opinion is other than unqualified, we will discuss the reasons with you in advance. If, for any reason, we are unable to complete the audit or are unable to form or have not formed an opinion, we may decline to express an opinion or to issue a report as a result of this enaaaement.

Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories and direct confirmation of receivables and certain other assets and liabilities by correspondence with selected customers, creditors, and financial institutions. We will also request written representations from your attorneys as part of the engagement, and they may bill you for responding to this inquiry. At the conclusion of our audit, we will request certain written representations from you about the financial statements and related matters.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgement about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. Because an audit is designed to provide reasonable, but no absolute, assurance and because we will not perform a detailed examination of all transactions, there is a risk that material errors, fraud, or illecal acts may exist and not be detected by us. In addition, an audit is not designed to detect immaterial errors, fraud, or other illegal acts or illegal acts that do not have a direct effect on the financial statements. However, we will inform you of any material errors that come to our attention and any fraud that comes to our attention. We will also inform you of any other illegal acts that come to our attention, unless clearly inconsequential. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

Our audit will include obtaining an understanding of internal controls sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify reportable conditions, that is, significant deficiencies in the design or operation of internal control. However, during the audit, if we become aware of such reportable conditions, we will communicate them to you.

You are responsible for making all financial records and related information available to us and for the accuracy and completeness of that information. We will advise you about appropriate accounting principles and their application and will assist in the preparation of your financial statements, but the responsibility for the financial statements remains with you. This responsibility includes the establishment and maintenance of adequate records and effective internal controls


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



over financial reporting, the selection and application of accounting principles, and the safeguarding of assets. You are responsible for adjusting the financial statements to correct material misstatements and for confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate,  to  the  financial  statements  taken  as  a  whole.  You  are  also responsible for identifying and ensuring that the entity complies with applicable laws and regulations.

Because many computer systems use only two digits to record the year in date fields, such systems may not be able to accurately process dates including the year 2000 and after. The effects of this problem will vary from system to system and may adversely affect your operations as well as the ability to prepare financial statements. An audit of financial statements conducted in accordance with generally accepted auditing standards is not designed to detect whether your systems are year 2000 compliant. Further, we have no responsibility with regard to your efforts to make your systems year 2000 compliant or to provide assurance on whether you have addressed, or will be able to address, all the affected systems on a timely basis. These are your responsibilities. However, we may choose to communinicate matters that come to our attention relating to the potential effects of the year 2000 on your computer system.


Our fee for these services will be at our standard rates plus any out-of-pocket costs. Our invoices for these fees will be rendered each month as work progresses and are payable on presentation. In addition, our fee for resolving any problems as heretofore described or consultation subsequent to the issuance of the financial statements will be at our normal per diem rates.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

Sincerely,

MANTYLA McREYNOLDS

/s/ Kim G Reynolds
Kim G. McReynolds, CPA

Approved:

By: /s/ Richard D. Surber
    ---------------------
Title:

Date:  8/29/00
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